As filed with the Securities and Exchange Commission on September 25, 2003

                                                  Registration No. 333-_________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933

                     MILLENNIUM BIOTECHNOLOGIES GROUP, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                     22-1558317
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                        665 Martinsville Road, Suite 219
                             Basking Ridge, NJ 07920
                                 (908) 604-2500
         (Address of Registrant's Principal Executive Office)(Zip Code)

                       LOUIS C. ROSE CONSULTING AGREEMENT
                            (full title of the plan)

                            Jerry E. Swon, President
                     Millennium Biotechnologies Group, Inc.
                        665 Martinsville Road, Suite 219
                             Basking Ridge, NJ 07920
                                 (908) 604-2500
  (Name, Address & Telephone number, including area code, of agent for service)

                                   ----------

                                   Copies to:
                              Richard Feiner, Esq.
                        Silverman Sclar Shin & Byrne P.C.
                       381 Park Avenue South - Suite 1601
                            New York, New York 10016
                                 (212) 779-8600

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                         CALCULATION OF REGISTRATION FEE
================================================================================
                                          Proposed   Proposed
                                          Maximum     Maximum
                                          Offering   Aggregate
     Title of Securities  Amount to be    Price Per  Offering      Amount of
       to be Registered   Registered(2)   Share(1)     Price    Registration Fee
--------------------------------------------------------------------------------
Shares of Common Stock,
$.001 par value .........   1,200,000      $1.215   $1,458,000      $117.95
--------------------------------------------------------------------------------
Total Registration Fee ..                                           $117.95
================================================================================

(1) Estimated solely for the purpose of computing the registration fee in accordance with Rules 457(c) of the Securities Act based on the average of the bid and asked prices of the shares of common stock of the Registrant reported on the OTC Bulletin Board on September 22, 2003.

(2) Represents the maximum number of shares of Common Stock issuable under the Dr. Louis C. Rose Consulting Agreement.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

      The documents containing information specified in Part I (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part 2 of this form taken together constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation Of Documents By Reference.

      We incorporate by reference the following documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering:

      1. our quarterly report on Form 10-QSB for the quarterly period ended March 31, 2003 (File No. 0-3338);

      2. our quarterly report on Form 10-QSB for the quarterly period ended June 30, 2003 (File No. 0-3338);

      3. our annual report on Form 10-KSB for our fiscal year ended December 31, 2002 (File No 0-3338);

      All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement, which indicates that all securities offered hereunder have been sold, or which de-registers all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

      Any statement contained in a document or incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such


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

statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part or this registrations statement. All information in this registration statement is qualified in its entirety by the information and financial statements (including the notes thereto).

Item 4. Description of Securities

      The following is a description of our Common Stock, par value $0.001 per share. The description does not purport to be complete and is qualified in all respects by reference to the detailed provisions of our certificate of incorporation and by-laws, as amended and restated, copies of which have been filed with the Securities and Exchange Commission.

      Our authorized capital stock consist of: (1) 500,000 shares of preferred stock, par value $1.00 per share; and (2) 75,000,000 shares of common stock, par value $0.001 per share.

Common Stock

      Shares of our common stock are entitled to one vote per share, either in person or by proxy, on all matters that may be voted upon by the owners of our shares at meetings of our stockholders. There is no provision for cumulative voting with respect to the election of directors by the holders of common stock. Therefore, the holder of more than 50% of our shares of outstanding common stock can, if they choose to do so, elect all of our directors. In this event, the holders of the remaining shares of common stock will not be able to elect any directors.

      The holders of common stock:

o have equal rights to dividends from funds legally available therefore, when and if declared by our board of directors, after any requirements with respect to preferential dividends upon the share of any series of Preferred Stock shall have been met;

o are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs; and

o do not have preemptive rights, conversion rights, or redemption of sinking fund provisions.

      The outstanding shares of our common stock are duly authorized, validly issued, fully paid and nonassessable.

Anti-Takeover Provisions

Delaware Law


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

      We are subject to the provisions of Section 203 of the Delaware General Corporation Law, as amended, which restricts certain business combinations with interested stockholders even if such a combination would be beneficial to all stockholders. In general, Section 203 would require a two-thirds vote of stockholders for any business combination (such as a merger or sale of all or substantially all of our assets) between us and an "interested stockholder" unless such transaction is approved by a majority of the disinterested directors or meets certain other requirements. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of our voting stock. These provisions could deprive stockholders of an opportunity to receive a premium for their common stock as part of a sale of us or may otherwise discourage a potential acquirer from attempting to obtain control of us.

Certificate of Incorporation

      Provisions of our Amended and Restated Certificate of Incorporation may make it more difficult for someone to acquire control of us or for our stockholders to remove existing management, and might discourage a third party from offering to acquire us, even if a change in control or in management would be beneficial to our stockholders. For example, our Certificate of Incorporation allows us to issue shares of preferred stock without any vote or further action by our stockholders. Our Board of Directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our Board of Directors also has the authority to issue preferred stock without further stockholder approval. As a result, our Board of Directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock.


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

Item 5. Interests of named experts and counsel.

Not Applicable.

Item 6. Indemnification of directors and officers.

      Our Amended and Restated Certificate of Incorporation state that the Company shall indemnify its directors and officers to the maximum extent permitted by Delaware law. Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, permits the Company to indemnify any and all persons, including directors, officers, employees and agents of the Company, whom it shall have power to indemnify under said section (the "Indemnitee") from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The Company shall pay in advance of the final disposition of such Indemnitee upon the receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in the Amended and Restated Certificate of Incorporation.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8.   Exhibits

5.1       Opinion of Silverman Sclar Shin & Byrne P.C.

10.1      Dr. Louis C. Rose Consulting Agreement

23.1      Consent of Silverman Sclar Shin & Byrne P.C. (included in Exhibit 5.1)

23.2      Consent of Rosenberg Rich Baker Berman & Co., C.P.A., P.A.


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

Item 9. Undertakings

      (a) The undersigned registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such


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

indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


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

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Basking Ridge, state of New Jersey, on this 23rd day of September 2003.

                                          Millennium Biotechnologies Group, Inc.

                                      By: /s/ Jerry Swon
                                          --------------------------------------
                                          Jerry Swon, President, Chief Executive
                                          Officer and Chairman of the Board


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

                                POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Jerry Swon, acting alone, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person in his name, place and stead, in any and all capacities, in connection with the Registrant's Registration Statement on Form S-8 under the Securities Act of 1933, including, without limiting the generality of the foregoing, to sign the Registration Statement in the name and on behalf of the Registrant or on behalf of the undersigned as a director or officer of the Registrant, and any and all amendments or supplements to the Registration Statement, including any and all stickers and post-effective amendments to the Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorney-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

        Signature                      Title                        Date
        ---------                      -----                        ----

/s/ Jerry Swon               President, Chairman              September 23, 2003
--------------------------   and Chief Executive Officer
Jerry Swon

/s/ Bruce L. Deichl          Chief Operating Officer and      September 23, 2003
--------------------------   Director
Bruce L. Deichl

/s/ Frank Guarino            Chief Financial Officer and      September 23, 2003
--------------------------   Chief Accounting Officer
Frank Guarino

/s/ Michael G. Martin        Director                         September 23, 2003
--------------------------
Michael G. Martin

/s/ David Sargoy             Director                         September 23, 2003
--------------------------
David Sargoy


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

                                Index to Exhibits

5.1       Opinion of Silverman Sclar Shin & Byrne P.C.

10.1      Dr. Louis C. Rose Consulting Agreement

23.1      Consent of Silverman Sclar Shin & Byrne P.C. (included in Exhibit 5.1)

23.2      Consent of Rosenberg Rich Baker Berman & Co., C.P.A., P.A.


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